Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 286-7392	D’Arcy Rudnay	(215) 286-8582
Jane B. Kearns	(215) 286-4794	John Demming	(215) 286-8011

COMCAST REPORTS 3rd QUARTER 2013 RESULTS

Consolidated Revenue Increased 5.2% and Operating Cash Flow Increased 10.5%, Excluding the 2012
London Olympics and Pension Termination Costs

Consolidated Revenue Decreased 2.4%, Operating Cash Flow Increased 6.4% and
Operating Income Increased 12.0%

Earnings per Share of $0.65 Increased 41.3%, Excluding Gains on Asset Sales in Prior Year;
Including These Gains EPS Decreased 16.7%

Free Cash Flow Increased 30.0% to $2.0 Billion

Quarterly Dividends and Share Repurchases Totaled $1.0 Billion

PHILADELPHIA – October 30, 2013… Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended September 30, 2013.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “Our businesses generated strong revenue and cash flow growth and record free cash flow for the third quarter.  Cable’s results highlight the underlying strength of our residential and business services. We are driving innovation, expanding our service offerings, and bringing new and rich content to more platforms than ever before. NBCUniversal delivered solid performance in every one of its segments, with healthy growth in revenue and double-digit cash flow growth, adjusting for the results of the Olympics last year. Comcast NBCUniversal has real momentum and many opportunities ahead.”

Consolidated Financial Results

	3rd Quarter			Year to Date
($ in millions)	2012	2013	Growth	2012	2013	Growth
Revenue	$16,544	$16,151	(2.4%)	$46,633	$47,731	2.4%
Excluding Super Bowl & Olympics	$15,356	$16,151	5.2%	$45,186	$47,731	5.6%
Operating Cash Flow (OCF)[1]	$5,008	$5,330	6.4%	$14,700	$15,789	7.4%
Excluding Olympics & Pension Costs	$4,888	$5,404	10.5%	$14,580	$15,863	8.8%
Operating Income	$3,048	$3,414	12.0%	$8,885	$9,916	11.6%
Earnings per Share[2]	$0.78	$0.65	(16.7%)	$1.72	$1.84	7.0%
Excluding Gains on Asset Sales	$0.46	$0.65	41.3%	$1.40	$1.81	29.3%
Free Cash Flow[3]	$1,514	$1,968	30.0%	$6,107	$7,054	15.5%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Revenue for the third quarter of 2013 decreased 2.4% to $16.2 billion. Excluding $1.2 billion of revenue generated by the Olympics in the third quarter of 2012, revenue increased 5.2%. Operating Cash Flow increased 6.4% to $5.3 billion. Excluding $120 million of operating cash flow generated by the Olympics in the third quarter of 2012 and $74 million of costs in the third quarter of 2013 associated with the termination of a pension plan, operating cash flow increased 10.5% (see Table 5). Operating Income increased 12.0% to $3.4 billion.

For the nine months ended September 30, 2013, revenue increased 2.4% to $47.7 billion.  Excluding $259 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2012 and the impact of the Olympics in the third quarter of 2012, revenue increased 5.6%.  Operating cash flow increased 7.4% to $15.8 billion. Excluding the Olympics in the third quarter of 2012 and pension termination costs in the third quarter of 2013, operating cash flow increased 8.8% (see Table 5). Operating income increased 11.6% to $9.9 billion.

Earnings per Share (EPS) for the third quarter of 2013 was $0.65, a 16.7% decrease from the $0.78 reported in the third quarter of 2012. Excluding gains of $0.32 per share related to our share of SpectrumCo’s sale of wireless spectrum licenses and NBCUniversal’s interest in A&E Television Networks in the third quarter of 2012, EPS increased 41.3% in the third quarter of 2013. Our third quarter 2013 EPS of $0.65 reflects a non-recurring $0.11 gain related to the sale of our investment in Clearwire, fully offset by other investment losses and pension termination costs (see Table 4).

EPS for the nine months ended September 30, 2013 was $1.84, a 7.0% increase from the $1.72 reported in the prior year.  Excluding gains on asset sales, investment losses and pension termination costs, EPS increased 29.3% (see Table 4).

Capital Expenditures increased 9.1% to $1.7 billion in the third quarter of 2013 compared to the third quarter of 2012. Cable Communications’ capital expenditures increased $68 million, or 5.0%, to $1.4 billion in the third quarter of 2013, primarily reflecting increased investment on customer premises equipment, such as advanced digital boxes, including X1, and wireless gateways.  Cable capital expenditures represented 13.6% of Cable revenue in the third quarter of 2013, consistent with last year’s third quarter. NBCUniversal’s capital expenditures increased $75 million to $284 million in the third quarter of 2013, primarily reflecting increased investments in Theme Parks.

For the nine months ended September 30, 2013, capital expenditures increased 13.6% to $4.6 billion compared to the prior year.  Cable Communications capital expenditures increased $222 million, or 6.3%, to $3.8 billion and represented 12.1% of Cable revenue. NBCUniversal’s capital expenditures increased $331 million to $807 million for the first nine months of 2013.

Free Cash Flow (excluding any impact from the Economic Stimulus packages) increased 30.0% to $2.0 billion in the third quarter of 2013 compared to $1.5 billion in the third quarter of 2012, reflecting growth in consolidated operating cash flow and improvements in working capital, partially offset by higher capital expenditures and taxes. Free cash flow for the nine months ended September 30, 2013 increased 15.5% to $7.1 billion compared to $6.1 billion in 2012.

	3rd Quarter			Year to Date
($ in millions)	2012	2013	Growth	2012	2013	Growth
Operating Cash Flow	$5,008	$5,330	6.4%	$14,700	$15,789	7.4%
Capital Expenditures	(1,582)	(1,726)	9.1%	(4,043)	(4,593)	13.6%
Cash Paid for Capitalized Software and Other Intangible Assets	(191)	(250)	30.9%	(605)	(694)	14.7%
Cash Interest Expense	(567)	(636)	12.2%	(1,725)	(1,768)	2.5%
Cash Taxes	(833)	(958)	15.0%	(1,855)	(3,180)	71.4%
Changes in Operating Assets and Liabilities	(295)	165	NM	(254)	583	NM
Other	63	31	NM	145	917	NM
Free Cash Flow (Incl. Economic Stimulus Packages)	$1,603	$1,956	22.0%	$6,363	$7,054	10.9%
Economic Stimulus Packages	(89)	12	NM	(256)	-	NM
Free Cash Flow	$1,514	$1,968	30.0%	$6,107	$7,054	15.5%

Note: The definition of Free Cash Flow excludes any impact from Economic Stimulus packages. These amounts have been excluded from Free Cash Flow to provide an appropriate comparison.  “Other” in 2013 is substantially comprised of adjustments for cash taxes paid related to certain nonoperating transactions, cash taxes paid in 2013 related to 2012 taxable income that were reflected as a reduction of 2012 Free Cash Flow and payments associated with the pension termination. NM=comparison not meaningful.

Dividends and Share Repurchases. During the third quarter of 2013, Comcast paid dividends totaling $512 million and repurchased 12.0 million of its common shares for $500 million.  In the first nine months of 2013, Comcast has repurchased 37.9 million of its common shares for $1.5 billion.  As of September 30, 2013, Comcast had approximately $2.0 billion available under its share repurchase authorization.

Cable Communications

	3rd Quarter			Year to Date
($ in millions)	2012	2013	Growth	2012	2013	Growth
Cable Communications Revenue
Video	$4,981	$5,127	2.9%	$14,949	$15,415	3.1%
High-Speed Internet	2,403	2,592	7.9%	7,106	7,684	8.1%
Voice	895	919	2.6%	2,662	2,729	2.5%
Business Services	662	836	26.4%	1,866	2,365	26.8%
Advertising	607	541	(10.8%)	1,633	1,587	(2.8%)
Other	428	476	11.6%	1,256	1,395	11.2%
Cable Communications Revenue	$9,976	$10,491	5.2%	$29,472	$31,175	5.8%

Cable Communications OCF	$3,998	$4,246	6.2%	$12,054	$12,800	6.2%
OCF Margin	40.1%	40.5%		40.9%	41.1%

Cable Communications Capital Expenditures	$1,364	$1,432	5.0%	$3,544	$3,766	6.3%
Percent of Cable Communications Revenue	13.7%	13.6%		12.0%	12.1%

Revenue for Cable Communications increased 5.2% to $10.5 billion in the third quarter of 2013 compared to $10.0 billion in the third quarter of 2012, reflecting increases of 7.9% in high-speed Internet, 26.4% in business services and 2.9% in video, partially offset by a 10.8% decline in advertising primarily due to lower political advertising revenue. The increase in Cable revenue reflects rate adjustments, customers receiving higher levels of services and customer growth (see below).

For the nine months ended September 30, 2013, Cable revenue increased 5.8% to $31.2 billion compared to $29.5 billion in 2012.

Combined Video, High-Speed Internet and Voice Customers increased by 337,000 in the third quarter of 2013, a 14.9% increase in net additions compared to third quarter 2012, driven by growth in high-speed Internet and voice customers, partially offset by video customer losses. As of September 30, 2013, video, high-speed Internet and voice customers totaled 52.4 million, an increase of 1.6 million or 3.2% over last year’s third quarter.

	Customers		Net Adds
(in thousands)	3Q12	3Q13	3Q12	3Q13
Video Customers	22,002	21,647	(117)	(129)
High-Speed Internet Customers	19,025	20,283	287	297
Voice Customers	9,787	10,496	123	169
Combined Video, HSI and Voice Customers	50,814	52,427	294	337

Operating Cash Flow for Cable Communications increased 6.2% to $4.2 billion in the third quarter of 2013 compared to $4.0 billion in the third quarter of 2012, driven by higher revenue, partially offset by a 4.5% increase in operating expenses primarily related to higher programming costs. This quarter’s operating cash flow margin was 40.5%, compared to 40.1% in the prior year period.

For the nine months ended September 30, 2013, Cable operating cash flow increased 6.2% to $12.8 billion compared to $12.1 billion in 2012.  Year-to-date operating cash flow margin was 41.1% compared to 40.9% in 2012.

NBCUniversal

	3rd Quarter			Year to Date
($ in millions)	2012	2013	Growth	2012	2013	Growth

NBCUniversal Revenue				.
Cable Networks	$2,152	$2,239	4.0%	$6,520	$6,877	5.5%
Broadcast Television	2,790	1,644	(41.1%)	6,203	4,893	(21.1%)
Filmed Entertainment	1,355	1,400	3.3%	3,778	4,004	6.0%
Theme Parks	614	661	7.9%	1,565	1,669	6.7%
Headquarters, Other and Eliminations	(89)	(93)	NM	(268)	(257)	NM
NBCUniversal Revenue	$6,822	$5,851	(14.2%)	$17,798	$17,186	(3.4%)
% growth excluding 2012 Olympics and Super Bowl			3.9%			5.1%

NBCUniversal OCF
Cable Networks	$809	$853	5.4%	$2,408	$2,572	6.8%
Broadcast Television	88	34	(61.1%)	268	205	(23.4%)
Filmed Entertainment	72	189	164.1%	(5)	291	NM
Theme Parks	316	343	8.6%	708	747	5.6%
Headquarters, Other and Eliminations	(145)	(169)	NM	(444)	(421)	NM
NBCUniversal OCF	$1,140	$1,250	9.6%	$2,935	$3,394	15.6%
% growth excluding 2012 Olympics			22.4%			20.5%

Revenue for NBCUniversal decreased 14.2% to $5.9 billion in the third quarter of 2013 compared to $6.8 billion in the third quarter of 2012. Excluding $1.2 billion of revenue generated by the Olympics in the third quarter of 2012, revenue increased 3.9%.  Operating Cash Flow increased 9.6% to $1.3 billion compared to $1.1 billion in the third quarter of 2012.  Excluding $120 million of operating cash flow generated by the Olympics in the third quarter of 2012, operating cash flow increased 22.4% reflecting improved operating performance in all segments (see Table 5).

For the nine months ended September 30, 2013, NBCUniversal revenue decreased 3.4% to $17.2 billion compared to $17.8 billion in 2012.  Excluding $259 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2012 and the impact of the Olympics in the third quarter of 2012, revenue increased 5.1%.  Operating cash flow increased 15.6% to $3.4 billion compared to $2.9 billion in the first nine months of 2012.  Excluding the impact of the Olympics in the third quarter of 2012, operating cash flow increased 20.5% (see Table 5).

Cable Networks

For the third quarter of 2013, revenue from the Cable Networks segment increased 4.0% to $2.2 billion compared to the third quarter of 2012, reflecting a 5.4% increase in distribution revenue and a 4.6% increase in advertising revenue, partially offset by a 6.5% decline in content licensing and other revenue.  Operating cash flow increased 5.4% to $853 million compared to $809 million in the third quarter of 2012, reflecting higher revenue, partially offset by higher programming and production costs from our continued investment in original programming and higher sports programming rights costs.

For the nine months ended September 30, 2013, revenue from the Cable Networks segment increased 5.5% to $6.9 billion compared to $6.5 billion in 2012.  Operating cash flow increased 6.8% to $2.6 billion compared to $2.4 billion in the first nine months of 2012.

Broadcast Television

For the third quarter of 2013, revenue from the Broadcast Television segment decreased 41.1% to $1.6 billion compared to $2.8 billion in the third quarter of 2012.  Excluding $1.2 billion of revenue generated by the Olympics in the third quarter of 2012, revenue increased 2.6% driven by higher retransmission consent fees and a 2.6% increase in advertising revenue. Operating cash flow decreased 61.1% to $34 million compared to $88 million in the third quarter of 2012.  Excluding $120 million of operating cash flow generated by the Olympics in the third quarter of 2012, operating cash flow increased $66 million reflecting higher revenue and relatively flat operating costs and expenses (See Table 5).

For the nine months ended September 30, 2013, revenue from the Broadcast Television segment decreased 21.1% to $4.9 billion compared to $6.2 billion in 2012.  Excluding $259 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2012 and the impact of the Olympics in the third quarter of 2012, revenue increased 2.9%.  Operating cash flow decreased 23.4% to $205 million compared to $268 million in the first nine months of 2012.  Excluding the impact of the Olympics in the third quarter of 2012, operating cash flow increased 38.9% (see Table 5).

Filmed Entertainment

For the third quarter of 2013, revenue from the Filmed Entertainment segment increased 3.3% to $1.4 billion compared to the third quarter of 2012, driven by higher theatrical revenue from the strong box office performance of Despicable Me 2, partially offset by a decrease in home entertainment revenue due to lower volume of new releases compared to last year. Operating cash flow increased $117 million to $189 million compared to $72 million in the third quarter of 2012, reflecting the strong performance of the film slate.

For the nine months ended September 30, 2013, revenue from the Filmed Entertainment segment increased 6.0% to $4.0 billion compared to $3.8 billion in 2012.  Operating cash flow increased $296 million to $291 million compared to a loss of $5 million in the first nine months of 2012.

Theme Parks

For the third quarter of 2013, revenue from the Theme Parks segment increased 7.9% to $661 million compared to $614 million in the third quarter of 2012, driven by higher per capita spending at the Orlando and Hollywood theme parks and higher guest attendance at our Orlando park following the launch of the Transformers attraction. Third quarter operating cash flow increased 8.6% to $343 million compared to $316 million in the third quarter of 2012, primarily reflecting higher revenue, partially offset by increased operating costs to support new attractions.

For the nine months ended September 30, 2013, revenue from the Theme Parks segment increased 6.7% to $1.7 billion compared to $1.6 billion in 2012.  Operating cash flow increased 5.6% to $747 million compared to $708 million in the first nine months of 2012.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended September 30, 2013, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $169 million compared to a loss of $145 million in the third quarter of 2012, reflecting higher employee costs.

For the nine months ended September 30, 2013, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $421 million compared to a loss of $444 million in 2012.

Corporate, Other and Eliminations

Corporate, Other and Eliminations include corporate operations, Comcast-Spectacor and eliminations among Comcast’s businesses. For the quarter ended September 30, 2013, Corporate, Other and Eliminations revenue was ($191) million compared to ($254) million in 2012. The operating cash flow loss was $166 million, including $74 million of costs associated with the termination of a pension plan, and compared to a loss of $130 million in the third quarter of 2012.

For the nine months ended September 30, 2013, Corporate, Other and Eliminations revenue was ($630) million compared to ($637) million in 2012.  The operating cash flow loss was $405 million, including $74 million of costs associated with the termination of a pension plan, compared to a loss of $289 million in the first nine months of 2012.

Notes:

1     We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2     Earnings per share amounts are presented on a diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, October 30, 2013 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 63826624.  A replay of the call will be available starting at 12:30 p.m. ET on October 30, 2013, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, November 6, 2013 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 63826624.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com or www.cmcsk.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal.  Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses.  NBCUniversal operates 30 news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts.  Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share data)	September 30,		September 30,
	2012	2013	2012	2013
Revenue	$16,544	$16,151	$46,633	$47,731

Programming and production	5,726	4,787	15,013	14,418
Other operating and administrative	4,580	4,751	13,190	13,787
Advertising, marketing and promotion	1,230	1,283	3,730	3,737
	11,536	10,821	31,933	31,942

Operating cash flow	5,008	5,330	14,700	15,789

Depreciation expense	1,549	1,520	4,594	4,669
Amortization expense	411	396	1,221	1,204
	1,960	1,916	5,815	5,873
Operating income	3,048	3,414	8,885	9,916

Other income (expense)
Interest expense	(633)	(639)	(1,898)	(1,928)
Investment income (loss), net	70	464	170	549
Equity in net income (losses) of investees, net	911	(130)	943	(96)
Other income (expense), net	987	(310)	924	(280)
	1,335	(615)	139	(1,755)

Income before income taxes	4,383	2,799	9,024	8,161

Income tax expense	(1,405)	(1,021)	(2,966)	(2,994)

Net income	2,978	1,778	6,058	5,167

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(865)	(46)	(1,373)	(264)

Net income attributable to Comcast Corporation	$2,113	$1,732	$4,685	$4,903

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.78	$0.65	$1.72	$1.84

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.1625	$0.195	$0.4875	$0.585

Diluted weighted-average number of common shares	2,703	2,658	2,724	2,668

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	September 30,
	2012	2013
ASSETS

Current Assets
Cash and cash equivalents	$10,951	$1,603
Investments	1,464	4,132
Receivables, net	5,521	5,501
Programming rights	909	959
Other current assets	1,146	1,212
Total current assets	19,991	13,407

Film and television costs	5,054	4,588

Investments	6,325	3,672

Property and equipment, net	27,232	28,806

Franchise rights	59,364	59,364

Goodwill	26,985	27,079

Other intangible assets, net	17,840	17,334

Other noncurrent assets, net	2,180	2,345

	$164,971	$156,595

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,206	$6,032
Accrued participations and residuals	1,350	1,372
Deferred revenue	851	1,001
Accrued expenses and other current liabilities	5,931	7,924
Current portion of long-term debt	2,376	2,337
Total current liabilities	16,714	18,666

Long-term debt, less current portion	38,082	44,188

Deferred income taxes	30,110	31,261

Other noncurrent liabilities	13,271	11,493

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	16,998	853

Equity
Comcast Corporation shareholders’ equity	49,356	49,718
Noncontrolling interests	440	416
Total equity	49,796	50,134

	$164,971	$156,595

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Nine Months Ended
	September 30,
	2012	2013

OPERATING ACTIVITIES
Net income	$6,058	$5,167
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,815	5,873
Amortization of film and television costs	7,295	5,998
Share-based compensation	278	312
Noncash interest expense (income), net	158	122
Equity in net (income) losses of investees, net	(943)	96
Cash received from investees	178	89
Net (gain) loss on investment activity and other	(1,071)	(239)
Deferred income taxes	321	(52)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Change in current and noncurrent receivables, net	(865)	145
Change in film and television costs	(7,290)	(5,590)
Change in accounts payable and accrued expenses related to trade creditors	553	(108)
Change in other operating assets and liabilities	752	(134)

Net cash provided by operating activities	11,239	11,679

INVESTING ACTIVITIES
Capital expenditures	(4,043)	(4,593)
Cash paid for intangible assets	(605)	(694)
Acquisitions of real estate properties	-	(1,705)
Acquisitions, net of cash acquired	(95)	(42)
Proceeds from sales of businesses and investments	3,095	655
Return of capital from investees	2,281	146
Purchases of investments	(191)	(1,177)
Other	68	83

Net cash provided by (used in) investing activities	510	(7,327)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(555)	395
Proceeds from borrowings	2,248	2,933
Repurchases and repayments of debt	(2,505)	(2,442)
Repurchases and retirements of common stock	(2,250)	(1,500)
Dividends paid	(1,176)	(1,454)
Issuances of common stock	215	35
Purchase of NBCUniversal noncontrolling common equity interest	-	(10,761)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(497)	(164)
Settlement of Station Venture liability	-	(602)
Other	50	(140)

Net cash provided by (used in) financing activities	(4,470)	(13,700)

Increase (decrease) in cash and cash equivalents	7,279	(9,348)

Cash and cash equivalents, beginning of period	1,620	10,951

Cash and cash equivalents, end of period	$8,899	$1,603

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2012	2013	2012	2013
Operating income	$3,048	$3,414	$8,885	$9,916
Depreciation and amortization	1,960	1,916	5,815	5,873
Operating income before depreciation and amortization	5,008	5,330	14,700	15,789
Noncash share-based compensation expense	89	99	278	312
Changes in operating assets and liabilities	(295)	165	(254)	583
Cash basis operating income	4,802	5,594	14,724	16,684
Payments of interest	(567)	(636)	(1,725)	(1,768)
Payments of income taxes	(833)	(958)	(1,855)	(3,180)
Proceeds from investments and other	49	23	201	119
Excess tax benefits under share-based compensation	(27)	(29)	(106)	(176)
Net Cash Provided by Operating Activities	$3,424	$3,994	$11,239	$11,679
Capital expenditures	(1,582)	(1,726)	(4,043)	(4,593)
Cash paid for capitalized software and other intangible assets	(191)	(250)	(605)	(694)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(264)	(48)	(497)	(164)
Nonoperating items	216	(14)	269	826
Free Cash Flow (including economic stimulus packages)	$1,603	$1,956	$6,363	$7,054
Economic stimulus packages	(89)	12	(256)	-
Total Free Cash Flow	$1,514	$1,968	$6,107	$7,054

Reconciliation of EPS Excluding Gains and Losses Related to Investments, Gain on Sale of Wireless Spectrum Licenses and Pension Termination Costs (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2012		2013		2012		2013
(in millions, except per share data)
	$	EPS (1)	$	EPS (1)	$	EPS (1)	$	EPS (1)

Net income attributable to Comcast Corporation	$2,113	$0.78	$1,732	$0.65	$4,685	$1.72	$4,903	$1.84
Growth %			(18.0%)	(16.7%)			4.7%	7.0%

Equity interest in SpectrumCo transaction(2)	(543)	(0.20)	-	-	(543)	(0.20)	-	-
Gain on sale of investment in A&E(3)	(319)	(0.12)	-	-	(319)	(0.12)	-	-
Gain on sale of wireless spectrum licenses(4)	-	-	-	-	-	-	(67)	(0.03)
Gain on sale of investment in Clearwire(5)	-	-	(279)	(0.11)	-	-	(279)	(0.11)
Pension termination costs(6)	-	-	46	0.02	-	-	46	0.02
Losses on investments(7)	-	-	234	0.09	-	-	234	0.09

Net income attributable to Comcast Corporation
(excluding gains and losses related to investments, gain on sale of wireless spectrum licenses and pension termination costs)	$1,251	$0.46	$1,733	$0.65	$3,823	$1.40	$4,837	$1.81
Growth %			38.6%	41.3%			26.6%	29.3%

(1)         Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(2)         3rd quarter 2012 net income attributable to Comcast Corporation includes $876 million of equity in net income of investees, $543 million net of tax, resulting from our share of the gain on SpectrumCo’s sale of wireless spectrum licenses.

(3)         3rd quarter 2012 net income attributable to Comcast Corporation includes $1 billion of other income, $319 million net of tax and noncontrolling interest, resulting from the sale of the investment in A&E Television Networks.

(4)         2013 year to date net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of wireless spectrum licenses.

(5)         3rd quarter 2013 net income attributable to Comcast Corporation includes $443 million of investment income, $279 million net of tax, resulting from the sale of the investment in Clearwire.

(6)         3rd quarter 2013 net income attributable to Comcast Corporation includes $74 million of other operating and administrative expenses, $46 million net of tax, resulting from the termination of a pension plan.

(7)         3rd quarter 2013 net income attributable to Comcast Corporation includes $371 million of expense ($236 million of other expense and $135 million of equity in net losses of investees), $234 million net of tax, resulting from losses on investments.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of Consolidated Revenue Excluding 2012 Olympics and Super Bowl and Operating Cash Flow Excluding 2012 Olympics and Pension Termination Costs (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,

(in millions)	2012		2013	Growth %	2012		2013	Growth %

Revenue	$16,544		$16,151	(2.4%)	$46,633		$47,731	2.4%

2012 Olympics	(1,188)		-		(1,188)		-
Super Bowl	-		-		(259)		-

Revenue excluding 2012 Olympics and Super Bowl	$15,356		$16,151	5.2%	$45,186		$47,731	5.6%

	2012		2013	Growth %	2012		2013	Growth %

Operating Cash Flow	$5,008		$5,330	6.4%	$14,700		$15,789	7.4%

2012 Olympics	(120)	(1)	-		(120)	(1)	-
Pension Termination Costs	-		74		-		74

Operating Cash Flow excluding 2012 Olympics and Pension Termination Costs	$4,888		$5,404	10.5%	$14,580		$15,863	8.8%

Reconciliation of Consolidated NBCUniversal Revenue Excluding 2012 Olympics and Super Bowl and Operating Cash Flow Excluding 2012 Olympics (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,

(in millions)	2012		2013	Growth %	2012		2013	Growth %

Revenue	$6,822		$5,851	(14.2%)	$17,798		$17,186	(3.4%)

2012 Olympics	(1,188)		-		(1,188)		-
Super Bowl	-		-		(259)		-

Revenue excluding 2012 Olympics and Super Bowl	$5,634		$5,851	3.9%	$16,351		$17,186	5.1%

	2012		2013	Growth %	2012		2013	Growth %

Operating Cash Flow	$1,140		$1,250	9.6%	$2,935		$3,394	15.6%

2012 Olympics	(120)	(1)	-		(120)	(1)	-

Operating Cash Flow excluding 2012 Olympics	$1,020		$1,250	22.4%	$2,815		$3,394	20.5%

Reconciliation of Broadcast Television Revenue Excluding 2012 Olympics and Super Bowl and Operating Cash Flow Excluding 2012 Olympics (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,

(in millions)	2012		2013	Growth %	2012		2013	Growth %

Revenue	$2,790		$1,644	(41.1%)	$6,203		$4,893	(21.1%)

2012 Olympics	(1,188)		-		(1,188)		-
Super Bowl	-		-		(259)		-

Revenue excluding 2012 Olympics and Super Bowl	$1,602		$1,644	2.6%	$4,756		$4,893	2.9%

	2012		2013	Growth %	2012		2013	Growth %

Operating Cash Flow	$88		$34	(61.1%)	$268		$205	(23.4%)

2012 Olympics	(120)	(1)	-		(120)	(1)	-

Operating Cash Flow excluding 2012 Olympics	($32)		$34	NM	$148		$205	38.9%

(1) Reflects the settlement of a $237 million liability associated with the unfavorable Olympics contract recorded through the application of acquisition accounting in 2011.

Note: Minor differences may exist due to rounding.